UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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USA TECHNOLOGIES, INC.
(Name of Registrant as Specified in Its Charter)
SHAREHOLDER ADVOCATES FOR VALUE ENHANCEMENT
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
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The following press release was released, and letter mailed to shareholders, on December 2, 2009:

Shareholder Advocates for Value Enhancement

Independent Shareholder Group SAVE Counsels USA Technologies Shareholders:
Do Not Be Misled By Management’s False Claims Intended to Hide Their Poor Track Record
VOTE BLUE CARD To Elect Independent Director Nominees
Whose Only Interests Are Those of ALL Shareholders
Do NOT Vote the WHITE Card; If You Have Already Voted One of Management’s Proxy Cards
You Can Revoke that by Voting a Later Dated BLUE Proxy Card
New York, NY, December 2, 2009—Shareholder Advocates for Value Enhancement (SAVE), a group of shareholders of USA Technologies, Inc. (NASDAQ:USAT) unaffiliated with the Company, today issued the following letter to shareholders urging USAT shareholders to disregard management’s grossly false claims and mischaracterizations which we believe are intended to hide USAT’s true record of poor performance and lack of accountability to shareholders. SAVE urges shareholders to send a signal for change and vote the BLUE proxy card for the election of shareholder-nominated, highly qualified, independent directors at the December 15, 2009 Annual Meeting of Shareholders and to disregard any white proxy card sent to them by the company. The complete text of SAVE’s letter to shareholders follows.
December 2, 2009
Dear Fellow Shareholders:
SAVE is an independent group of USA Technologies, Inc. (USAT) shareholders and we are seeking your support to elect a slate of three independent directors to the company’s Board. We are committed to bringing independent oversight to the Board, reversing the stock’s 95% decline in value over the past six years and reforming USAT’s corporate governance to ensure accountability to shareholders.
It is time to set the record straight.

We believe that USAT is desperate to hide their true record of poor performance and lack of accountability to shareholders. In response to our efforts, USAT has resorted to false claims and mischaracterizations.
Don’t be misled.
Promises are not Profits.
In response to filing our proxy, management has, once again, promised that USAT is on the verge of a golden era, with those elusive profits just around the corner. This is NOT the first time we have heard USAT promises:

What they said:	What they did:
“This month, this quarter, this fiscal year will be the most exciting for USA Technologies. I’ve listed some of the reasons why. In the weeks and months ahead we will share more of the reasons with you as they unfold, and there are many.” - CEO’s Letter to Shareholders July 26, 2006
Reported record loss in FY 2007 of over $15 million.

“The markets we serve are coming together. We invested aggressively...Now we are beginning to reap the rewards.” - CEO’s Letter to Shareholders September 2007	Reported new record loss in FY 2008 of over $17 million

“With a strong balance sheet, growing revenue and on-going relationships with some of the most influential global companies, USA Technologies is on the path to continuous and accelerating growth.” - Quarterly earnings release Feb. 11, 2008
Reported revenues declined 25% and gross profit declined 16% in FY 2009.
Our Nominees Will Bring Tremendous Value:
Don’t be misled by management’s mischaracterizations:
     Management cites Peter Michel as CEO of General Fiber that filed for bankruptcy.
     Peter Michel was hired by General Fiber seven weeks prior to such bankruptcy filing specifically to assist the company in its distressed situation. He has built a career turning companies around.
     He has also served on four corporate boards, led four separate companies as CEO, chaired five nonprofit boards and served as a policy-level executive in the federal government. Mr .Michel took over Brinks Home Security when the company was generating operating losses and the grew company from 66,000 customers in 22 U.S. markets to over 700,000 customers in 100+ markets covering 42 U.S. states and two Canadian provinces. When he resigned 12 years later, Brinks had over 2200 employees and $55 million in operating profit.
Management cites Mr. Gotcher agreeing to resign as President and CEO of Altair Nanotechnologies
     Alan Gotcher served three years as CEO of Altair, during that time revenues grew from $1.1mm to $9.1mm and the stock rose from $1.02 to $3.59 up 251%.

     He is an expert in the development and commercialization of new technologies. Mr. Gotcher has been a CEO, a venture capitalist, a chief technology officer and the Director of R&D for various Fortune 500 companies. At Altair, Mr. Gotcher grew revenue year-over-year by 143% (‘04-’05), 54% (’05-’06) and 110% (’06-’07). For 14 years he worked at Avery Dennison as part of the senior management team, leading an organization with $3.3 billion in revenues where he was the Chief Technology Officer heading research, technology and product development efforts. He was the senior VP of manufacturing overseeing 88 facilities in 35 countries and he created two business units that each grew to over $125mm in sales.
     Management drags up allegations made against Tirpak’s employer CSFB from 12 years ago
     Bradley Tirpak was only included in this lawsuit 12 years ago because another employee without authorization released an internal memo with Mr. Tirpak’s name on it. Once Credit Suisse First Boston (CSFB) learned the facts, they removed Mr. Tirpak’s name from the memo, suspended the other employee and indemnified Mr. Tirpak. The SEC brought no enforcement action against Mr. Tirpak. The lawsuit was a CSFB issue. He remained at CSFB for three more years and was promoted.
     He brings more than a decade of professional investing experience with CSFB, Caxton Associates, and Sigma Capital Management. He has experience with investments made in the payment processing industry including Visa, MasterCard, Redecard, Wirecard, Checkfree, Corillian and Online Resources, and has four years of operational experience in international telecommunications.
Don’t let management distract you from the real issues:
•	Years of unfulfilled promises and no profits

•	95% drop in shareholder value

•	Management rewarded for poor performance

•	Manipulation of corporate governance to entrench management
YOUR VOTE IS IMPORTANT
WE URGE YOU TO VOTE THE BLUE PROXY CARD TODAY
You can learn more about USA Technologies, Inc.’s performance issues, the self-interested actions of management, and our Board candidates at www.SAVEUSAT.com.
We appreciate your support, and if you have any questions, please call Morrow & Co., LLC. at (203) 658-9400 or toll-free at 800-662-5200.
We respectfully ask you for your support.
Sincerely,

Brad M. Tirpak	Craig W. Thomas

Shareholder Advocates for Value Enhancement (SAVE)
Shareholders with questions about the solicitation are invited to call Morrow & Co. at 800-662-5200.
ADDITIONAL INFORMATION
On November 30, 2009, Shareholder Advocates for Value Enhancement (SAVE) filed a definitive proxy statement on Schedule 14A for the election of its slate of director nominees at the annual meeting of Stockholders of USA Technologies, Inc. scheduled to be held on December 15, 2009 (the “Annual Meeting”), which definitive proxy statement is being disseminated to shareholders. SHAREHOLDERS OF USA TECHNOLOGIES, INC. ARE URGED TO READ THE PROXY STATEMENT CAREFULLY BECAUSE IT CONTAINS IMPORTANT INFORMATION.
The Proxy Statement and all other soliciting materials filed by SAVE will be available at: http://WWW.SAVEUSAT.COM.
Shareholder Advocates for Value Enhancement (SAVE) is an independent group of investors in USA Technologies. Inc. (“USAT”), whose members, Bradley M. Tirpak and Craig W. Thomas, are committed to enhancing long-term value for USAT shareholders by advocating for improved corporate governance, efficient operations and compensation changes. http://WWW.SAVEUSAT.COM.

For more information:
Investors:	Media:
Morrow & Co., LLC	Ketchum
203-658-9400	Judy Brennan
Judith.Brennan@Ketchum.com
312-228-6884
Drew Ferguson
Drew.Ferguson@Ketchum.com